Exhibit 10.80

AMENDMENT NO. 3 TO
EMPLOYMENT AGREEMENT

This Amendment No. 3 to Employment Agreement dated and effective as of January 1, 2007 by and between 21st Century Oncology, Inc. (“21st Century”) and Constantine Mantz, M.D. (the “Physician”).

WITNESSETH

WHEREAS, 21st Century and Physician are parties to an Employment Agreement dated August 1, 2003 and Amendments to Employment Agreement dated January 26, 2006 and October 1, 2006 (collectively as modified the “Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Agreement in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.        Section 3.4  Additional Salary. is hereby added as follows:

In addition, Physician shall be entitled to receive an additional annual Salary of Two Hundred Thousand Dollars ($200,000.00). During each year of the Employment Term, the Physician’s additional annual salary shall be paid in convenient installments, without interest and in arrears, in accordance with the Employer’s customary payroll practices, but not less frequently than monthly. The additional annual Salary is for additional services as described in Section 5.7 Medical Director and Other Duties.

2.        Section 5.7  Medical Director and Other Duties. is hereby added as follows:

Subject to the direction and control of the Employer, Physician’s area of responsibility shall include those of medical director for the Lee County radiation oncology division and corporate medical advisor.

3.        Except as specifically revised herein, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this instrument on the date set forth herein effective as of January 1, 2007.

21ST CENTURY ONCOLOGY, INC.		PHYSICIAN

By:	/s/ Daniel E. Dosoretz	/s/ Constantine Mantz
Name:	Daniel E. Dosoretz, M.D.	Constantine Mantz, M.D.
Title:	President and Chief Executive Officer

CONTRACT REVIEW FORM
RADIATION THERAPY SERVICES, INC.

Type of Contract: (i.e. Services, Lease)	Amendment to Employment Agreement

Contractee Name and Location:	Dr. Connie Mantz

Attorney Office Name, Location drafting agreement

Compliance Reviewer’s checklist:

Reviewed to ensure that terms meet applicable
Anti-Kickback Law Safe Harbors and Stark Law Exceptions	OK
If safe harbor not met, reviewed to ensure that it does not violate these Laws.	—
Reviewed to ensure that financial arrangements meet applicable Stark Law Exceptions.	—
If applicable, calculations for remuneration utilize an appropriate Methodology for determining Fair Market Value	—
If applicable, HIPAA requirements, included	OK

/s/ Authorized Signatory	3/14/07
Name and Title	Date

Finance Reviewer’s checklist:

Reviewed to ensure that the proper RTSI entity is party to the contract.	Yes
Reviewed to ensure that the term of the agreement is appropriate.	Yes
Reviewed business terms to ensure they are as negotiated.	Yes
Considered the accounting and disclosure implications of the agreement.	Yes
Approve the contract for execution.	Yes

/s/ Authorized Signatory	3/9/07
Name and Title	Date

Operations Reviewer’s checklist:

Reviewed to ensure that the contract terms can be operationalized Within the effective dates on the agreement.

Name and Title	Date

CONTRACT TO BE FILED UNDER:	Constantine Mantz, M.D.
CC: HR, Simon Benson, Dr. Mantz

DIST 3-16-07

AMENDMENT NO. 2 TO
EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement dated and effective as of October 1, 2006 by and between 21st Century Oncology, Inc. (“21st Century”) and Constantine Mantz, M.D. (the “Physician”).

WITNESSETH

WHEREAS, 21st Century and Physician are parties to an Employment Agreement dated August 1, 2003 and an Amendment to Employment Agreement dated January 26, 2006 (collectively as modified the “Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Agreement in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.        Section 3.2  Production Bonus. is hereby deleted in its entirety and replaced with the production bonus, as more particularly set forth on Exhibit 1, Lee County Radiation Oncology Compensation Program, attached hereto.

In addition, Physician shall receive a Bonus equal to twenty-two and one half percent (22.5%) of the quarterly collections of “Professional Fees” from the treatment of patients treated at Employer’s Key West, Florida radiation therapy center. For purposes of this Agreement, “Professional Fees” means twenty percent (20%) of the collections, including collections from global fees, from treatment of patients treated at Employer’s Key West, Florida radiation therapy center. This “Key West” bonus shall continue so long as Physician is functioning as the supervising medical director for the Employer’s Key West, Florida radiation therapy center.

2.        Except as specifically revised herein, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this instrument on the date set forth herein effective as of October 1, 2006.

21ST CENTURY ONCOLOGY, INC.		PHYSICIAN

By:	/s/ Daniel E. Dosoretz	/s/ Constantine Mantz
Name:	Daniel E. Dosoretz, M.D.	Constantine Mantz, M.D.

EXHIBIT 1
Lee County Radiation Oncology Compensation Program (the “Program”)

Physician Employee shall be eligible for a Production Bonus. The Production Bonus shall be equal to the following calculations against the “Bonus Pool”. For purposes of determining the Production Bonus, the Bonus Pool shall be defined as the Lee County Professional Collections, adjusted in accordance with this Exhibit 1, in each three (3) month period beginning October 1, 2006, less the compensation of the physicians practicing at Employer’s Lee County Centers other than compensation payable under the Program. For purposes of this Production Bonus, Lee County Professional Collections shall be defined as twenty percent (20%) of Employer’s total collections, net of refunds and overpayments, received from radiation therapy services provided to patients at Employer’s Lee County Centers, meaning Employer’s radiation therapy centers in Lee County, Florida, as follows:

•                  3680 Broadway, Ft. Myers, FL 33901-8019

•                  1419 SE 8th Terrace, Cape Coral, FL 33990-3213

•                  7341 Gladiolus Drive, Ft. Myers, FL 33908-5122

•                  8991 Brighton Lane, Bonita Springs, FL 34135

•                  1120 Lee Boulevard, Lehigh Acres, FL 33936

Lee County Professional Collections shall be adjusted as follows: (1) reduced by fifty percent (50%) of the amount of any ancillary bonuses earned by physicians working for Employer at locations other than Employer’s Lee County Centers during each three month period, which ancillary bonuses are based upon the net collections received from radiation therapy services provided to patients at Employer’s Lee County Centers (2) reduced by up to $250,000 as may be determined each quarter within the discretion of Drs. D. Dosoretz and J. Rubenstein.

Once the Bonus Pool has been determined, the amount that the Physician shall receive shall be an amount determined by multiplying the Bonus Pool by the percentage determined by dividing the Physician’s relative value units (RVUs) generated during the quarter by the sum of the RVUs generated by the physician employees specializing in radiation oncology and working in the Employer’s radiation therapy centers in Lee County during the same quarter.

In addition to the Production Bonus, in each three (3) month period beginning October 1, 2006, the Physician shall be eligible to receive a participation in the Ancillary Profit Production Bonus Program equal to the Net Distributable Profits of ancillary services, calculated as follows: Net Distributable Profits for PET, diagnostic CT and diagnostic MRI Services - Lee County Radiation Oncology and Surgery Subdivisions, divided by the number of physicians in the Lee County Radiation Oncology and Lee County Surgery Subdivisions of 21st Century Oncology, Inc. participating in the Ancillary Profit Production Bonus Program.

Net Distributable Profits for PET, diagnostic CT and diagnostic MRI Services -Radiation Oncology and Surgery Subdivisions are equal to thirty-six percent (36%) of the net amount of fees collected by Employer for PET, diagnostic CT and diagnostic MRI services provided to patients at Employers’ Lee County Centers, net of refunds and overpayments, less the sum of (1) payments to vendors or suppliers for intervals, nuclear tracer doses (NTD) (2) rent and/or rent equivalent on capital investments required to provide the PET, diagnostic CT and diagnostic MRI services (3) related technical services, including personnel costs, (4) payments for professional radiology services necessary to interpret the PET, diagnostic CT and diagnostic MRI studies (5) other direct expenses that may apply and (6) 10% of the net amount of fees collected for indirect expenses. In the event that the actual indirect expenses are more than 10% of the amount of fees collected as set forth above, the Employer reserves the right to modify the indirect expense ratio accordingly. In such event, the Employer will, upon request, provide Physician Employee with the basis for such adjustment.

Employer shall pay the Production Bonus and the participation in the Ancillary Profit Production Bonus Program to Physician within thirty (30) days following the month in which it has been earned, without interest and in arrears.

CONTRACT REVIEW FORM
RADIATION THERAPY SERVICES, INC.

Type of Contract: (i.e. Services, Lease)	Amendment to Employment Agreement

Contractee Name and Location:	C. Mantz, M.D.

Attorney Office Name, Location drafting agreement

Compliance Reviewer’s checklist:

Reviewed to ensure that terms meet applicable
Anti-Kickback Law Safe Harbors and Stark Law Exceptions
If safe harbor not met, reviewed to ensure that it does not violate these Laws.
Reviewed to ensure that financial arrangements meet applicable Stark Law Exceptions.
If applicable, calculations for remuneration utilize an appropriate Methodology for determining Fair Market Value
If applicable, HIPAA requirements, included

/s/ Authorized Signatory	1/4/07
Name and Title	Date

Finance Reviewer’s checklist:

Reviewed to ensure that the proper RTSI entity is party to the contract.	Yes
Reviewed to ensure that the term of the agreement is appropriate.	Yes
Reviewed business terms to ensure they are as negotiated.	Yes
Considered the accounting and disclosure implications of the agreement.	Yes
Approve the contract for execution.	Yes

/s/ Authorized Signatory	1/4/07
Name and Title	Date

Operations Reviewer’s checklist:

Reviewed to ensure that the contract terms can be operationalized Within the effective dates on the agreement.

Name and Title	Date

CONTRACT TO BE FILED UNDER:	C. Mantz, M.D.
CC: Simon Benson, Denyse Austra, Dr. Mantz

DIST 1/5/07

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement entered this 26th day of January, 2006 is by and between 21st Century Oncology, Inc. (“21st Century”) and Constantine Mantz, M.D. (the “Physician”).

WITNESSETH

WHEREAS, 21st Century and Physician are parties to an Employment Agreement dated August 1, 2003 (the “Employment Agreement”); and

WHEREAS, the parties desire to clarify that the Key West, Florida radiation therapy center was originally intended to be included in the Production Bonus that is described in Section 3.2 of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.        The Employment Agreement is hereby deemed amended effective as of August 1, 2003 to include Professional Fees from the treatment of patients treated at Employer’s Key West, Florida radiation therapy center in addition to the centers enumerated in Section 3.2 of the Employment Agreement;

2.        Except as specifically revised herein, the terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this instrument on the date set forth herein effective as of August 1, 2003.

21ST CENTURY ONCOLOGY, INC.		PHYSICIAN

By:	/s/ Daniel E. Dosoretz	/s/ Constantine Mantz
Name:	Daniel E. Dosoretz, M.D.	Constantine Mantz, M.D.
Title:	President and Chief Executive Officer

CONTRACT REVIEW FORM
RADIATION THERAPY SERVICES, INC.

Type of Contract: (i.e. Services, Lease)	Amendment to Employment Agreement

Contractee Name and Location:	Connie Mantz, M.D.

Attorney Office Name, Location drafting agreement template

Compliance Reviewer’s checklist:

Reviewed to ensure that terms meet applicable
Anti-Kickback Law Safe Harbors and Stark Law Exceptions	OK
If safe harbor not met, reviewed to ensure that it does not violate these Laws.	OK
Reviewed to ensure that financial arrangements meet applicable Stark Law Exceptions.	OK
If applicable, calculations for remuneration utilize an appropriate Methodology for determining Fair Market Value	OK
If applicable, HIPAA requirements, included	OK

/s/ Authorized Signatory	2/9/06
Name and Title	Date

Finance Reviewer’s checklist:

Reviewed to ensure that the proper RTSI entity is party to the contract.	Yes
Reviewed to ensure that the term of the agreement is appropriate.	Yes
Reviewed business terms to ensure they are as negotiated.	Yes
Considered the accounting and disclosure implications of the agreement.	Yes
Approve the contract for execution.	Yes

/s/ Authorized Signatory	2/9/06
Name and Title	Date

Operations Reviewer’s checklist:

Reviewed to ensure that the contract terms can be operationalized Within the effective dates on the agreement.

Name and Title	Date

CONTRACT TO BE FILED UNDER:

JOYCE / HR	2/13/06
DENYSE / ADM	2/13/06
SIMON / AP	2/13/06
DR. MANTZ / MAILED TO THIS HOME	2/13/06

PHYSICIAN’S EMPLOYMENT AGREEMENT

BY AND BETWEEN

21ST CENTURY ONCOLOGY, INC.

AND

CONSTANTINE MANTZ, M.D.

PHYSICIAN’S EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made on the date last below written (the “Execution Date”) by and between 21st Century Oncology, Inc. a Florida Corporation (the “Employer”), and Constantine Mantz, M.D. (the “Physician”).

INTRODUCTION

WHEREAS, The Employer is engaged in the practice of medicine in the State of Florida (the “Practice”) within the specialty of radiation oncology (the “Specialty”) and renders medical treatment to such members of the general public as the Employer from time to time accepts as patients (the “Patients”) through those physician employees of the Employer who are duly authorized and licensed to practice medicine in the state of Florida (the “Physician Employees”), and

WHEREAS, The Physician is an individual authorized and licensed to engage in the practice of medicine in the State of Florida within the Specialty, and

WHEREAS, The Employer and the Physician have agreed that the Employer would engage the services of the Physician as one of the Employer’s Physician Employees as of the “Effective Date” (as hereinafter defined), upon the terms and conditions more particularly set forth in this Agreement.

OPERATIVE PROVISIONS

NOW, THEREFORE, the parties agree as follows:

1.                     Employment.  Subject to the terms and conditions of this Agreement, Physician shall be employed by the Employer as one of the Employer’s Physician Employees and, as such, shall render professional medical services to such of the Employer’s Patients as may be assigned to the Physician for such purposes in the ordinary course of the Employer’s Practice, as more particularly provided in this Agreement.

2.                     Employment Term.  The Physician’s employment hereunder shall commence on 2 July 1, 2003 (the “Effective Date”) and shall continue through June 30, 2008 and, thereafter, shall be automatically renewed for additional periods of one (1) year each thereafter, unless either party gives written notice to the other party at least ninety (90) days in advance of the renewal date of its intent not to renew the Agreement or unless terminated earlier as hereinafter provided (the “Employment Term”).

3.                     Compensation.  In consideration for the services of the Physician hereunder as one of the Employer’s Physician Employees, the Employer shall pay to the Physician compensation (“Compensation”) consisting of regular periodic payments (“Salary”) and bonuses as more particularly provided in this Section:

3.1.                      Salary.  Physician shall be entitled to receive an annual Salary of Four Hundred Fifty Thousand Dollars ($450,000.00). During each year of the Employment Term, the Physician’s annual Salary shall be paid in convenient installments, without interest and in arrears, in accordance with the Employer’s customary payroll practices, but not less frequently than monthly.

3.2                       Production Bonus. In addition, Physician shall receive a Bonus equal to twenty-two and one half percent (22.5%) of the quarterly collections over One Million Twenty-Five Thousand Dollars ($1,025,000.00) of “Professional Fees” from the treatment of patients treated at Employer’s Fort Myers, Lakes Park, Cape Coral and Lehigh Acres radiation therapy centers. For purposes of this Agreement, “Professional Fees” means twenty percent (20%) of the collections, including collections from global fees, from treatment of patients treated at Employer’s Fort Myers, Lakes Park, Cape Coral and Lehigh Acres radiation therapy centers.

3.3.                      Payment. Employer shall pay the Production Bonus referred to in this Section 3 to Physician within thirty (30) days following the month in which it has been earned, without interest and in arrears.

4.                     Representations, Warranties, and Covenants of the Physician. Physician represents and warrants to Employer that the following statements shall be true, correct, and complete as of the Effective Date and shall be true, correct, and complete at all times during the Employment Term:

4.1.                                      This Agreement constitutes a legal, valid, and binding agreement and obligation of the Physician, enforceable against the Physician in accordance with its terms;

4.2.                                      The execution of this Agreement by the Physician and the performance of Physician’s obligations hereunder shall not constitute a breach of any duty, covenant, understanding, or agreement to which Physician is a party or by which Physician is bound;

4.3.                                      As of the “Effective Date”, the Physician is duly licensed and registered and in good standing under the laws of the state of Florida to practice medicine, and such license and registration have not been suspended, revoked, or restricted in any manner;

4.4.                                      As of the “Effective Date”, Physician is duly licensed and authorized to practice medicine within the Specialty in the state of Florida, and has obtained Board Certification in the area of radiation oncology.

4.5.                                      Physician either has admitting and hospital staff privileges or shall obtain admitting and hospital staff privileges, at hospitals where Employer regularly engages in practice and Physician is assigned;

4.6.                                      Physician is a participating physician in, and has agreed to accept assignment for payment under, the Medicare or Medicaid programs and such other third party payor or managed care programs, including, without limitation, health maintenance programs and preferred provider organizations, with respect to which Employer is then a participant;

4.7.                                      Physician has a valid DEA number;

4.8.                                      Physician’s license or right to practice medicine or to dispense or prescribe drugs in any state of the United States has never been suspended, revoked, or canceled for any reason;

4.9.                                      Physician’s admitting and hospital staff privileges at any hospital at which the Physician ever had such privileges have never been suspended, revoked, or canceled for any reason; and

4.10.                                    Physician has never been denied medical malpractice insurance coverage with respect to any application therefor or under any policy thereof for any reason, and Physician knows of no fact, condition, circumstance, or event that has caused or would cause Physician to be denied or uninsurable for medical malpractice insurance coverage at standard rates.

Duties and Responsibilities.

5.1.                      Area of Responsibility. Subject to the direction and control of the Employer, Physician’s principal areas of responsibility shall be those of a physician, practicing predominantly within the Specialty. The Employer agrees that the Physician shall have such authority as may be reasonably required by Physician in order to discharge such responsibilities in an efficient and proper manner.

5.2.                      Full-Time Employment. Physician’s employment hereunder shall be of a full-time nature. Except for leaves of absence as hereinafter provided, Physician shall devote Physician’s entire professional time, attention, and energies to the business and affairs of Employer, and shall use Physician’s best efforts, skills, and abilities in the diligent performance of Physician’s duties and responsibilities specified herein.

5.3.                      Duties and Responsibilities. In fulfilling Physician’s duties and responsibilities hereunder, Physician shall comply with the policies and procedures of Employer, including the Employee Handbook and Employer’s corporate compliance program, as such may be modified from time to time, provided that the same are reasonable and do not violate any applicable law or code of professional responsibility or the terms of this Agreement. During the Employment Term, Physician shall provide in-office and hospital coverage, including hospital call coverage on weekends, evenings, and after hours, in accordance with the coverage and call schedule determined by Employer from time to time. During the Employment Term, Physician agrees to perform such other administrative services and duties as Employer may, from time to time, designate and assign to Physician. During the Employment Term, Physician shall become a participating physician in, and agrees to accept assignment for payment under, such third party payor or managed care programs, including, without limitation, health maintenance programs and preferred provider organizations, as Employer shall designate from time to time, and shall obtain and maintain admitting and hospital staff privileges at Lee County hospitals as Employer may require. During the Employment Term, Physician shall not engage in or carry on or be employed by, directly or indirectly, any other medical business or profession; provided, however, that nothing herein contained shall prohibit Physician from investing or trading in stocks, bonds, commodities, or other securities or forms of investments, including real property, or pursuing non-professional activities; provided, further, that such activities do not materially adversely affect or interfere with Physician’s performance of Physician’s duties, responsibilities, and obligations as specified or contemplated hereunder.

5.4.                      Practice Assignment. Physician shall be assigned primarily to practice at Employer’s Fort Myers, Lakes Park, Cape Coral and Lehigh Acres radiation therapy centers but shall also be available to practice from time to time at such other locations in Lee County, Florida as Employer may direct.

5.5.                      Residence. Physician will be expected to reside within Lee County and to participate in the life of the community there.

5.6.                      Additional Responsibilities. In further fulfilling duties and responsibilities hereunder, Physician shall attend Tumor Boards, Cancer Conferences, and Cancer Society meetings.

6.                     Employer’s Patients. Employer shall determine who shall be accepted as its Patients, and Physician recognizes that such Patients accepted are Patients of Employer and not the Physician. Employer shall designate, or establish a procedure for designating, which of its Physician Employees shall treat each such Patient. Physician shall be free to exercise Physician’s professional judgment in connection with the diagnosis and treatment of a Patient and in fulfilling Physician’s responsibilities for Employer; however, Physician agrees to observe and comply with the policies, standards, and procedures of Employer as the same shall exist and be modified from time to time by Employer, provided they are reasonable and do not violate any applicable statute, law, rule, or regulation, of any governmental body. Upon the request of the Employer in connection with a claim, action, or specific Patient question, whether made during, or after the occurrence of an “Event of Termination” (as hereinafter defined), Physician shall provide in writing a true and complete account of all procedures relating to the rendering of professional services by Physician in connection with such claim, action, or Patient question.

7.                     Fees and Billing Practices. Employer shall charge for professional services rendered by Physician as one of Employer’s Physician Employees in accordance with the fee and billing practices established by Employer, from time to time, and shall be responsible for seeing that sufficient information is provided to Employer so that an accurate record of such services and fees is maintained. All fees, charges, compensation, monies, and other things of value realized or received by Employer as a result of the professional medical services rendered by Physician or the employees or independent contractors of Employer shall be deposited in a bank account or bank accounts established in the name of and maintained on behalf of Employer. Any honoraria or remuneration for and from lectures or articles, all fees, compensation, monies, and other things of value realized or received by Physician as a result of professional medical services rendered by Physician during Employment Term, including fees for and from consultations or as an expert witness, shall be the sole and exclusive property of Employer and forthwith paid over to Employer, and Physician shall render a true and accurate accounting to Employer therefor. Physician expressly agrees and covenants that the Compensation and benefits received by Physician under this Agreement shall satisfy and discharge in full all of Physician’s claims upon Employer for compensation in respect of services rendered hereunder. Physician acknowledges that Physician’s services rendered hereunder in no way confer upon Physician any ownership interest in or personal claim upon any fees charged by Employer for Physician’s services, whether the same are collected during the Employment Term or after the termination thereof, and Physician hereby disclaims and renounces any such interest or claim. Physician hereby assigns to Employer all of Physician’s right, title, and interest in and to any fees charged by Employer for professional medical services rendered by Physician for and on behalf of Employer hereunder, and agrees to cooperate with Employer and to execute any additional documents requested by Employer in order to confirm, ratify, or effect this assignment.

8.                     Attorney-in-Fact. Physician hereby appoints the Employer during the Employment Term to be Physician’s true and lawful attorney-in-fact for the following purposes (a) to bill Patients in Physician’s name and on Physician’s behalf; (b) to collect accounts receivable resulting from such billing in Physician’s name and on Physician’s behalf; (c) to receive payments from Blue Cross and Blue Shield, Medicare, Medicaid, payments from health plans, and all other third-party payors; (d) to receive the cash proceeds of any accounts receivable; (e) to take possession of and endorse in the name of Physician any notes, checks, money orders, insurance payments, and other instruments received in payment of accounts receivable; (f) to deposit all such fees, collections, and charges in a bank account or bank accounts established in the name of and maintained on behalf of Employer, and (g) to initiate legal proceedings in the name of Physician (i) to collect any accounts and monies owed to Employer for services rendered by Physician, (ii) to enforce the rights of Physician as creditor under any contract or in connection with the rendering of any service, and (iii) to contest adjustments and denials by governmental agencies (or its fiscal intermediaries) as third-party payors. Physician authorizes Employer, as Physician’s attorney-in-fact, to take any further action and to execute such documents and instruments that Employer shall consider necessary or advisable in connection with any of the foregoing, hereby giving Employer full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as Physician might or could do personally, and hereby ratifying and confirming all that Employer shall lawfully do or cause to be done by virtue thereof or hereof.

The power of attorney granted pursuant to the provision of this Section (a) is a special power of attorney coupled with an interest and is irrevocable, and (b) shall survive the death, disability, legal incapacity, bankruptcy, or insolvency, of Physician; provided, however, that this power of attorney shall terminate upon termination of this Agreement with respect to accounts receivable arising from services rendered by Physician after the “Effective Date of Termination” (as hereinafter defined) of Physician’s employment hereunder.

9.                     Insurance.

9.1                                   Medical Malpractice Insurance.

9.1.1.                During Employment. During the Employment Term, Employer shall obtain and maintain in full force and effect medical malpractice insurance insuring Employer and Physician from and against claims arising out of, resulting from, or relating to any acts, errors, omissions, events, or circumstances involving professional medical services rendered by Physician for and on behalf of Employer during the Employment Term with the same coverage limits as provided for Employer’s other Physician Employees in the practice areas of Florida. Physician represents that Physician knows of no fact, condition, circumstance, or event that would preclude Physician’s eligibility for such coverage at standard rates. Employer’s obligations under this Section shall be limited to providing medical malpractice insurance coverage only for those claims permitted by the express terms of such policy or policies.

9.1.2.                After Employment. Employer’s duty to provide such medical malpractice insurance coverage, including coverage for claims arising out of, resulting from, or relating to acts, errors, omissions, events, or circumstances involving professional medical services rendered by Physician for and on behalf of Employer hereunder during the Employment Term, shall cease upon the termination of Physician’s employment hereunder for whatever reason.

9.1.3.                Reimbursement and Offset. If Physician’s employment with Employer terminates for any reason, Employer shall be entitled to the full amount of the refundable portion of the unexpired premium, if any, for the medical malpractice insurance coverage that Employer obtained pursuant to the provisions of Section 9.1.1 hereof. By the execution of this Agreement, Physician irrevocably assigns any rights or interests that Physician may have in such refund. Further, Physician agrees to take such action and execute such documents as Employer may deem necessary to obtain such refund. If Physician receives the refund, Physician shall immediately reimburse Employer the pro rata amount of the premium, if any, for such medical malpractice insurance coverage paid by Employer for the unexpired term. If Physician fails to make such reimbursement within thirty (30) calendar days after the “Effective Date of Termination” (as hereinafter defined) of Physician’s employment hereunder, Employer may offset the amount of such remaining prorated premium against any amounts due

Physician by Employer, whether hereunder or otherwise, or, in the alternative, make written demand on Physician for reimbursement of all costs associated therewith, including, but not limited to, legal and accounting fees and disbursements.

9.2               Extended Reporting Coverage.

9.2.1.                General. If Physician’s employment with Employer terminates for any reason other than Termination Without Cause by Employer or death or retirement, Physician shall immediately obtain, at Physician’s own expense, a policy or policies of medical malpractice insurance insuring Employer and Physician from and against claims that may be made after the “Effective Date of Termination” (as hereinafter defined) of Physician’s employment hereunder, but that arise out of, result from, or relate to acts, errors, omissions, events, or circumstances involving professional medical services rendered by Physician for and on behalf of Employer during the Employment Term with the same coverage limits as provided in the medical malpractice insurance policy insuring Physician and maintained by Employer immediately prior to the “Effective Date of Termination” of Physician’s employment hereunder (the “Extended Reporting Coverage” or “professional liability tail-end insurance”). If Physician’s employment with Employer terminates because of death, retirement or Termination Without Cause by Employer, Employer shall immediately obtain, at Employer’s expense, the Extended Reporting Coverage or professional liability tail-end insurance.

Within thirty (30) calendar days after the “Effective Date of Termination” of Physician’s employment hereunder, Physician shall provide Employer with a certificate of insurance which shall verify that Physician has obtained such Extended Reporting Coverage or professional liability tail-end insurance issued by an “A” rating through Best Services, which shall name Employer as an additional named insured, and which shall provide that such insurance coverage may not be modified, amended, terminated, rescinded, or canceled without providing Employer with at least thirty (30) days’ advance written notice.

The parties hereto intend that Physician’s obligations under this Section 9.2.1 shall be satisfied only if Physician obtains an Extended Reporting Coverage or professional liability tail-end insurance for a single premium payment that provides for permanent medical malpractice insurance coverage. That is, the Physician’s obligations under this Section 9.2.1 shall not be satisfied simply by the Physician continuing to maintain, after Physician’s “Effective Date of Termination” (as hereinafter defined), the same medical malpractice insurance policy maintained by Employer pursuant to the provisions of Section 9.1.1 hereof during the Employment Term.

9.2.2.                Reimbursement and Offset. If Physician’s employment with Employer terminates for any reason other than Termination Without Cause by Employer or death or retirement, and if Physician fails to obtain the Extended Reporting Coverage as required pursuant to the provisions of Section hereof and provide verification thereof within thirty (30) calendar days after the “Effective Date of Termination” (as hereinafter defined) of Physician’s employment hereunder, Employer may obtain the same and offset the cost thereof against any amounts due Physician by Employer, whether hereunder or otherwise, or, in the alternative, make written demand on Physician for reimbursement of all costs associated therewith, including, but not limited to, insurance premiums, legal and accounting fees, and disbursements.

9.3               Medical Insurance. During the Employment Term, Employer agrees to provide basic hospital and major medical insurance coverage for Physician (but not other members of Physician’s family, if any) to the extent obtainable with coverage amounts as Employer shall in its sole discretion determine and subject to the limitations and restrictions of Employer’s group health plan as it may exist from time to time during the Employment Term. Physician’s family may be added to the basic hospital and major medical insurance coverage maintained by Employer at Physician’s sole expense provided, however, the family members meet eligibility rules and requirements of Employer’s plan.

10.                          Licenses, Fees and Dues. Employer shall pay for occupational licenses, dues to professional societies and associations and fees which are necessary to permit Physician to render services hereunder, or which, though not necessary, are reasonable and desirable and are approved by Employer.

11.                          Leaves of Absence. Physician shall be permitted leaves of absence during each year of the Employment Term for vacations, for the purpose of attending professional conventions, seminars, and continuing professional education programs designed to increase, improve, or maintain the Physician’s professional skills and ability, and for absence due to bona fide illness or injury, as provided in this Section 11.

11.1             Duration. During each year of the Employment Term, Physician shall be entitled to four (4) weeks leave of absence for vacations, but no more than one (1) week shall be taken consecutively. Physician may take additional five (5) days away from the practice to attend professional meetings and seminars with reasonable expenses paid for by Employer.

11.2.            Scheduling. Leaves of absence for vacation and professional conventions, seminars, and continuing professional education programs shall be scheduled and taken, with Employer’s prior consent, at times which are most convenient to Employer, taking into consideration seasonal fluctuations in and the demand for professional services upon Employer’s Practice and vacations and other leaves of absence of Employer’s other Physician Employees.

11.3.            Costs. The cost of attending professional conventions, seminars, and continuing professional education programs, including registration fees, transportation, food, and lodging, shall be either paid directly by Employer or reimbursed to the Physician, subject to the terms, conditions, and limitations set forth in Employer’s Expense Reimbursement Policy as it may exist and be modified from time to time.

11.4.            Continuation and Abatement of Compensation and Benefits. During periods of leaves of absence permitted under this Section, Physician’s Compensation and benefits provided hereunder shall continue in full. Physician’s Compensation and benefits provided hereunder shall abate, however, during periods of leave of absence taken in excess of those permitted hereunder.

11.5.            Forfeiture of Unused Time. Unused leave of absence permitted under this Section 11 for any year during the Employment Term shall be forfeited upon the occurrence of an “Event of Termination” (as hereinafter defined) or on the last day of the year during which it accrues, whichever occurs first.

11.6             Disability Income. In the event of Physician’s absence or absences from work as a result of personal injury or sickness during the term of this Agreement, Employer will continue Physician’s wages in full for an aggregate of three (3) months.

11.7             Death Benefit. In the event of death during employment hereunder, Employer shall pay to Physician’s designated beneficiary as salary continuation, two (2) months of Physician’s average monthly Compensation for the immediately preceding twelve month period, payable monthly, beginning one month following the date of death.

11.8             Holidays. During each year of the employment periods hereunder, Physician will be entitled to additional paid absences for holidays as determined and scheduled by Employer (currently six (6) per year).

12.                          Expenses.

12.1.            General. Except as otherwise provided herein, during the Employment Term, and as a condition to Physician’s continued employment, Employer may require Physician to incur certain reasonable expenses for promoting and furthering the business and objectives of Employer.

12.2.            Transportation. Except as otherwise provided herein, during the Employment Term, and as a condition to Physician’s continued employment, Physician shall, at Physician’s expense, (a) provide and use as necessary an automobile for use in connection with Physician’s performance of Physician’s duties under this Agreement, (b) maintain such automobile in good condition and repair, and (c) carry and maintain public automobile liability insurance that insures Physician against claims arising out of the use of such automobile in the course of Physician’s employment hereunder. Such public automobile liability insurance shall have minimum limits of coverage of Five Hundred Thousand dollars ($500,000) per person and One Million dollars ($1,000,000) per occurrence. In addition, Physician shall, during the Employment Term, carry and maintain general public liability insurance, or umbrella insurance, with minimum limits of coverage of Two Million dollars ($2,000,000) per occurrence. Physician agrees to provide Employer with an appropriate certificate of insurance that shall verify that Physician has obtained the automobile liability insurance coverage and the general liability insurance coverage specified herein upon execution of this Agreement, upon each anniversary date of this Agreement, and as Employer may, from time to time, request.

12.4.            Reimbursement. Subject to the terms, conditions, and limitations set forth in Employer’s Expense Reimbursement Policy as it may exist and be modified from time to time, Employer shall, during each year of the Employment Term, reimburse Physician for such reasonable expenses incurred during the promotion and furtherance of Employer’s business and objectives as Employer pre-approves in writing or shall in its absolute sole discretion determine, including, but not limited to, the following: professional entertainment and promotional expenses; professional and occupational licenses, cellular telephone charges; beeper expenses; educational expenses; and expenses of membership in professional societies.

13.                  Termination of Employment. Upon the occurrence of an “Event of Termination” (as hereinafter defined), Physician’s employment hereunder as one of the Employer’s Physician Employees and this Agreement shall terminate as of the “Effective Date of Termination” (as hereinafter defined); and, except as otherwise specifically provided herein, the rights and the responsibilities of Employer and Physician shall be as more particularly provided in this Section 13 and Section 14 hereof.

13.1.            Event of Termination. For purposes of this Agreement, an “Event of Termination” shall mean and include any one (1) or more of the following events:

13.1.1.              The failure of Physician to satisfy the representations and warranties set forth in Section 4 hereof;

13.1.2.              The mutual agreement of Employer and Physician to terminate this Agreement;

13.1.3.              The death of Physician;

13.1.4.              The termination of Physician’s employment hereunder pursuant to Section 13.2 hereof; or

13.1.5               The termination of Physician’s employment hereunder pursuant to Section 13.3 hereof.

13.2.            Termination Without Cause. Notwithstanding anything contained in this Agreement to the contrary, either party may terminate Physician’s employment hereunder at any time without “Cause” (as hereinafter defined) by giving the other party hereto written notice thereof no less than ninety (90) calendar days in advance of the “Effective Date of Termination” (as hereinafter defined).

13.2.1.              Services During Interim. Between the date of the notice of termination of employment as described in this Section and the “Effective Date of Termination,” Physician shall continue to render services in accordance with the terms and conditions of this Agreement as one of the Employer’s Physician Employees.

13.2.2.              Cessation of Services During Notice Period. Notwithstanding the foregoing provisions, Employer may, by written notice to Physician, relieve Physician of Physician’s obligations to continue rendering services as one of Employer’s Physician Employees during the notice period, in which event Employer shall continue the payment of Salary and other benefits which would otherwise be payable to Physician from the date of such notice to the “Effective Date of Termination.” During such period, Physician expressly agrees to comply with this Agreement, and Physician’s right to continue to receive payments of Physician’s Salary and other benefits hereunder during such period is conditioned upon such compliance.

13.3.            Termination for Cause. During the Employment Term, Physician’s employment may be terminated by Employer without advance notice for “Cause.” For purposes of this Agreement, “Cause” shall include, without limitation, the following:

13.3.1.              Physician’s material breach of this Agreement;

13.3.2.              Physician’s breach of or failure to satisfy the representations and warranties set forth in Section 4 hereof during the Employment Term, unless waived in writing by the Employer;

13.3.3.              Physician’s conduct that is disloyal to the Employer;

13.3.4.              Physician’s willful neglect of employment duties as specified in this Agreement or misconduct injurious to Employer;

13.3.5.              Physician’s willful and deliberate violation of any rule, law, or administrative regulation (other than traffic violations or similar minor misdemeanors);

13.3.6.              The suspension, revocation, or cancellation of the Physician’s license or right to practice medicine or to dispense or prescribe drugs in any state of the United States; or the placing or imposing of any restrictions or limitations, by any governmental authority having jurisdiction over Physician, upon Physician so that Physician cannot engage in the professional service for which Physician was employed hereunder;

13.3.7.              The exclusion of the Physician as a participating physician in the Medicaid and Medicare programs or any other third party payor or managed care programs, including, without limitation, health maintenance programs and preferred provider organizations, with respect to which Physician was a participant or with respect to which Employer is then a participant;

13.3.8.              The adjudication by any professional organization having jurisdiction that Physician is guilty of professional misconduct;

13.3.9.              Physician’s loss of hospital staff privileges at any hospital where the Employer regularly engages in practice;

13.3.10.            The occurrence of any fact, condition, circumstance, or event that causes Physician to be uninsurable for medical malpractice liability insurance coverage;

13.3.11.            Physician’s failure to maintain Board Certification in Physician’s primary area of specialization in compliance with Section 4 hereof;

13.3.12             Physician commits any act of professional misconduct or gross misconduct of a personal nature;

13.3.13             Physician willfully damages Employer’s property, business, reputation, or goodwill;

13.3.14             Physician willfully injures any Patient, guest, invitee, independent contractor, employee, or agent of Employer or any other natural or artificial person in connection with the performance of services hereunder for or on behalf of Employer;

13.3.15             Physician solicits business on behalf of a competitor or potential competitor who competes in Employer’s market;

13.3.16             Physician sexually harasses any employee, independent contractor, or agent of Employer or commits any act which otherwise creates an offensive work environment for employees, independent contractors, or agents of Employer;

13.3.17             A court of competent jurisdiction adjudicates Physician incompetent or appoints a guardian or conservator for Physician;

13.3.18             Physician is continually inattentive to, or neglectful of, the duties to be performed by Physician, which inattention or neglect is not the result of illness or accident;

13.3.19             Physician uses any mood altering or controlled substances except as prescribed by a physician or authorized by law;

13.3.20             Physician becomes unfit to properly practice medicine on the behalf of Employer other than as a result of a bona fide illness or injury, as reasonably determined by the Board of Directors;

13.3.21             Physician discloses to a competitor or other unauthorized natural or artificial person or entity confidential, proprietary, or secret information of Employer; or

13.3.22             Physician accepts other employment that places restrictions on Physician’s ability to continue to render professional services under this Agreement.

13.4             Effective Date of Termination. The “Effective Date of Termination” shall mean the last day on which Physician actually performs services for Employer, or would have performed such services had Employer not given notice pursuant to this Section.

13.5             Notice and Opportunity to Cure. If, during the Employment Term, any one (1) or more of the acts, events, or circumstances described in Section 13.3 occurs which the Board of Directors reasonably determines is capable of cure within a fifteen (15) day period, the Board of Directors shall cause Employer to deliver written notice thereof to Physician specifying in reasonable detail the nature and extent of such act, event, or circumstance; and if Physician fails to cure such act, event, or circumstance within fifteen (15) calendar days after Physician receives such written notice from Employer, Employer may immediately terminate Physician’s employment hereunder for Cause by delivering written notice thereof to Physician.

13.6                Obligations Subsequent to Termination. If an Event of Termination occurs for any reason, Employer and Physician shall have the following respective obligations:

13.6.1               Compensation. If an Event of Termination occurs for any reason, Physician shall be entitled to receive only the Compensation determined as of the Effective Date of Termination and not theretofore paid, and any Compensation that would have accrued subsequent to the Effective Date of Termination shall abate. Notwithstanding the foregoing, if Employer elects to relieve Physician of the obligation to render services during the notice of termination period pursuant to the provisions of Section 13.2. hereof, Physician shall be entitled to receive the Compensation he would have received pursuant to the immediately preceding sentence had Employer not made such election, provided Physician is in compliance with this Agreement.

13.6.2               Benefits. If an Event of Termination occurs for any reason, Physician shall be entitled to receive or continue to receive benefits due or payable under any pension or profit sharing plan and any disability, medical, and life insurance plans maintained by Employer, if any. Physician shall only be entitled to such benefits to the extent that such plans are in force and effect and to the extent that he may be entitled to any benefits hereunder in accordance with the terms and conditions thereof, without any further financial obligations or contributions on the part of Employer with respect to such benefits. Notwithstanding anything contained herein to the contrary, Employer expressly reserves the right to modify, amend, or terminate, in whole or in part, at any time, or from time to time, any employee benefit plan or welfare benefit plan that it may sponsor or maintain, including, without limitation, its qualified retirement plan or group health plan, if any. Except as otherwise specifically provided in this Agreement or otherwise required by law, upon the occurrence of an Event of Termination, all other benefits that Physician may be entitled to receive shall be discontinued and forfeited, and Employer shall have no further obligations to Physician as of the Effective Date of Termination. Notwithstanding the foregoing, if Employer elects to accelerate Physician’s Effective Date of Termination of employment hereunder to an intermediate date pursuant to the provisions of Section 13.2.2 hereof, Physician shall be entitled to receive the benefits he would have received had the Employer not made such election, provided Physician is in compliance with this Agreement.

13.6.3               Cooperation of Parties. Following any notice of termination of employment hereunder, whether given by Employer or Physician, Physician shall reasonably cooperate with Employer in all matters relating to the winding up of Physician’s pending work on behalf of Employer and the orderly transfer of such work to Employer’s other Physician Employees.

13.6.4               Assistance in Litigation. Physician covenants and agrees that upon reasonable notice and without further payment or consideration from Employer, Physician shall furnish such information and proper assistance to Employer as may be reasonably required by Employer in connection with any litigation in which the Employer is, or may become, a party, at any time following Physician’s termination of employment hereunder.

13.6.5               Patient Records. Physician acknowledges, understands, and agrees that all records and files concerning Patients belong to and constitute the property of Employer and not that of Physician and that Employer shall be the records owner thereof. Therefore, upon the occurrence of an Event of Termination, all records and files concerning Patients shall remain on the premises and in the possession of Employer, and Physician shall promptly return any such records and files to Employer that Physician may then have, or at any time thereafter discover to be, in Physician’s possession.

13.6.6               Patient Fees. If at any time subsequent to the occurrence of an Event of Termination any checks (or any other form of payment) for services performed by the Physician while employed by the Employer are received by Physician, Physician shall properly endorse and deliver such checks (or other form of payment) to the principal office of Employer, together with the postmarked envelope, if any, and any other documentation accompanying such payment within five (5) calendar days of receipt. If, subsequent to the occurrence of an Event of Termination, Employer receives any correspondence addressed to Physician which Employer reasonably believes in good faith relates to any aspect of services rendered by Physician while employed by Employer, the Physician authorizes Employer to inspect such correspondence to determine its contents and to retain the original of such correspondence if it relates to such services and send a copy to Physician within five (5) calendar days, or, if it is unrelated to such services, the Employer shall promptly forward the original to Physician within five (5) calendar days. Upon or subsequent to the occurrence of an Event of Termination, the Physician shall not deliver a notice of change of business address to the U.S. Postal Services or any third party without advance notice to the Employer.

13.6.7               Physician’s Compliance with this Agreement. All Compensation and benefits due or payable to Physician hereunder subsequent to the occurrence of an Event of Termination, including Compensation and benefits payable to Physician during the notice of termination period pursuant to the provisions of Section 13.2.2 hereof, shall be subject to Physician’s compliance with this Agreement.

14.                  Restrictive Covenants.

14.1             General. Physician understands and agrees that, through Physician’s association and relationship with Employer as one of its Physician Employees, Physician has had, and shall continue to have, access to, and has acquired, and shall continue to acquire, a considerable amount of confidential and proprietary information, knowledge, and experience with respect to Employer’s Practice, Patients, employees, and referral sources, and has established, and shall continue to establish, personal relationships with Employer’s Patients, employees, and referral sources.

14.2             Covenant Not to Compete. In the event of termination of this agreement for any reason, Employee shall not, for two years thereafter, practice radiation oncology at any center in Lee, Collier or Charlotte County, Florida or at those hospitals in Lee, Collier or Charlotte County, Florida where physicians employed by Employer or an affiliate of Employer are, at the time of such termination, practicing radiation.

14.3             Covenant Not to Disclose Proprietary Information. Physician further covenants and agrees that Physician shall not, except in connection with the performance of Physician’s duties hereunder or except with the prior written consent of Employer, at any time during or following the termination of Physician’s employment with Employer for any reason whatsoever, directly or indirectly, disclose, divulge, reveal, report, publish, transfer, or use, for any purpose whatsoever, “Proprietary Information” (as hereinafter defined). Physician further covenants and agrees not to remove any “Proprietary Information” from the premises of the Employer and to promptly return any “Proprietary Information” to Employer that Physician may at any time discover to be in Physician’s possession.

For purposes of this Agreement, “Proprietary Information” shall mean any information or materials that Physician has obtained or that has been disclosed to the Physician, whether intentionally or unintentionally, as a result of Physician’s association and relationship with Employer as one of its Physician Employees, relating to Employer or its Practice, Patients, or referral sources, regardless of whether any such information is marked as confidential or proprietary, and regardless of its medium, including, without limitation, (a) the name of, or any list or lists which identify, any Patient, referral source, financial institution, officer, director, shareholder, employee, member, consultant, or agent of the Employer; (b) any forms, agreements, or documents developed by or for the Employer; (c) the business plans or objectives of the Employer; (d) any financial or management procedures of the Employer; (e) any trade secrets of Employer; (f) any medical procedures developed by any officer, director, shareholder, employee, member, consultant, or agent of Employer; (g) any data bases, computer programs, computer printouts, files, records, documents, or other papers, information, or materials concerning the Employer’s business or financial affairs or Employer’s Practice, Patients, or referral sources; (h) any other information not generally known that is disclosed to the Physician or known by Physician as a consequence of Physician’s association and relationship with Employer as one of its Physician Employees; and (i) any other information or materials related to any of the foregoing. Proprietary Information shall not, however, for purposes of this Agreement, include any information that is or becomes publicly available information through no fault or act of the Physician.

14.4             Covenant Not to Hire Employees. Physician further covenants and agrees that, for the period commencing with the date hereof and ending two (2) year(s) after the termination of Physician’s employment with Employer for any reason whatsoever, Physician shall not, except in connection with the performance of Physician’s duties hereunder, directly or indirectly, whether for or on behalf of herself or any other person or entity, hire or engage, or attempt to hire or engage, any individual who shall have been an employee of Employer at any time during the two (2) year(s) period prior to the date of Physician’s termination of employment with Employer.

15.                  General Provisions.

15.1.            Law Applicable. This Agreement shall be construed under and in accordance with the laws of the State of Florida.

15.2             References. Unless the context otherwise requires, the following shall apply: (a) references to this Agreement shall include any amendment or renewal hereof; (b) words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this

Agreement as a whole; (c) whenever any reference is made in this Agreement to a party hereto, such reference shall (when applicable) be deemed to be and include references to such party’s estate, personal representative, legal representative, heirs, successors, assigns, and transferees (direct or indirect) thereof; (d) capitalized words and phrases used in this Agreement that are capitalized for reasons other than syntax or grammar shall have the meaning attributable to them hereunder; (e) references to the masculine gender in this Agreement shall be deemed to include the feminine and neuter, and references to the singular shall include the plural, and vice versa, where appropriate; (f) references to a noun, verb, adjective, or adverb shall be deemed to include the inflected form thereof, and vice versa, where appropriate; (g) any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder; and (h) the word “including” shall mean including without limitation.

15.3             Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof; and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

15.4             Entire Agreement. This Agreement contains the entire agreement of the Employer and the Physician regarding the subject matter contained herein and supercedes any prior understanding or agreement, whether written or oral, between Employer and Physician with respect to the subject matter contained herein.

15.5.            Modification and Waiver. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing and signed by Employer and Physician. No waiver by Employer or Physician of any default or breach of any provision of this Agreement by the other shall be deemed to extend to or operate as a waiver of any prior or subsequent default or breach of any provision of this Agreement or affect in any way any right arising by virtue of any prior or subsequent occurrence. No delay or omission on the part of Employer or Physician in exercising any right or remedy that such party may now or hereafter have hereunder or otherwise at law or in equity shall operate as a waiver thereof, and no single or partial exercise by such party of any such right or remedy shall preclude any other future exercise thereof or the exercise of any other right or remedy.

15.6.            Binding Effect; Benefit. This Agreement shall be binding upon, and inure to the benefit of, Employer and Physician and their respective heirs, legal and personal representatives, and permitted successors and assigns.

15.7.            Assignment. Physician may neither assign Physician’s rights nor delegate Physician’s duties and obligations under this Agreement; provided, however, that nothing contained in this Agreement shall prevent Employer from reorganizing, merging, or consolidating with or into another person or entity or transferring, selling, exchanging, or otherwise disposing of all or substantially all of Employer’s assets; and

further provided, that Employer may, from time to time, transfer and assign this Agreement and its rights and obligations hereunder to any other person or entity that assumes the duties and obligations of Employer hereunder.

15.8.            Notice. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, signed by or on behalf of the party giving the notice, and shall be deemed to have been given when delivered by personal delivery or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to the party or parties to whom such notice is to be given, at the address set forth under such party’s signature hereto (or at such other address as such party may specify in a previous notice similarly given).

15.9             Arbitration. Except as otherwise provided herein, any claim or controversy arising out of or relating to this Agreement or the validity, interpretation, enforceability, or breach thereof, which is not settled by agreement between the parties, shall be settled by arbitration in Lee County, Florida, in accordance with the rules then in effect of the American Arbitration Association. Judgment upon the written award rendered by a majority of the arbitrators may be entered in any court of competent jurisdiction. The written decision of a majority of the arbitrators shall be valid, binding, and final, and shall be a condition precedent to any legal action that any party may contemplate against the other except as otherwise provided herein or to compel arbitration pursuant hereto; provided, however, that nothing contained herein shall prevent the Clinic from bringing an action in a court of competent jurisdiction to obtain a temporary restraining order, preliminary injunction, or permanent injunction in order to prevent or restrain any breach or threatened breach of any of the restrictive covenants set forth in Section 14 hereof by Physician or by any other person or entity directly or indirectly acting for, on behalf of, or with Physician. Without limiting the generality of the foregoing, the parties hereto agree that the arbitration tribunal shall have the right and power, at its discretion, to enforce the restrictive covenants set forth in Section 14 hereof by temporary or permanent injunction, and such injunction shall be enforced in accordance with law in any court of competent jurisdiction.

15.10.          Costs of Enforcement. If any action at law or in equity (including any arbitration or appellate proceeding) is brought to interpret or enforce any provision of this Agreement or any right of any party hereto, the non-prevailing party shall be responsible for and agrees to pay all fees, costs, and expenses incurred by the prevailing party in connection therewith, including, without limitation, all legal and accounting fees, costs, and expenses at all levels of litigation or arbitration.

15.11.          Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, and said counterparts shall constitute but one and the same agreement which may be sufficiently evidenced by one counterpart.

15.12.          Offset. Whenever Employer is to pay any sum to Physician, any amounts that Physician owes Employer may be deducted from that sum before payment.

15.13.          Waiver of Breach or Violation Not Deemed Continuing. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

15.14.          Headings. The headings of the various Sections herein contained are intended for ease of reference only and are not to be construed as evidence of the intent as to the content thereof.

15.15.          Construction. In the event of any dispute as to the precise meaning of any term contained herein, the principles of construction and interpretation that written documents be construed against the party preparing the same shall not be applicable. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

15.16.          Incorporation by Reference. All exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

15.17.          Withholding. Salary, bonuses, employee benefits, and all other compensation paid by Employer and taxable to Physician shall be subject to required withholding taxes, social security taxes, and other employment taxes required to be withheld by Employer with respect to compensation paid by an employer to an employee.

15.18.          Public Announcement. No public announcement of Physician’s employment by Employer or any other matter contemplated herein, including termination, shall be made by either party without the prior written consent of the other party.

15.19.          Expenses. Each party shall pay the fees and expenses of its own counsel and experts and all other expenses incurred by such parties incident to the negotiation, preparation, and consummation of this Agreement.

15.20.          Survival of Representations, Warranties, and Covenants. All representations and warranties of the parties hereto made in this Agreement shall survive the termination of this Agreement and all covenants and agreements of the parties hereto made in this Agreement, including, without limitation, the provisions of Sections 9.1, 9.2, 13,14 and 15 hereof, shall survive the termination of this Agreement until such covenants and agreements shall have been fully performed and satisfied.

15.21.          Stock Purchase. Employer shall offer to Physician up to fifty thousand (50,000) shares of the common stock of Radiation Therapy Services, Inc. (“RTS”), at the fair market value of such stock as determined as of the date of purchase of such stock by an independent appraiser as selected by Employer. This offer shall remain in effect until July 31, 2005 provided Physician remains employed by Employer. In the event the

Securities and Exchange Commission (the “SEC”) issues a comment or otherwise determines that the fair market value of the stock of RTS as of the date of the sale above should have been deemed to be greater than the price determined by the appraisal process and the SEC requires that RTS must present an additional amount of either compensation expense or deferred compensation on the financial statements of RTS or otherwise must adjust RTS’s financial statements pursuant to such comment or other determination, then Physician shall at RTS’s option either: (a) pay the difference between the fair market value amount as deemed acceptable by the SEC and the price Physician paid for the stock, or (b) sell such stock back to RTS for the price that Physician paid for such stock. In the event of Physician’s termination of employment hereunder for any reason prior to RTS closing an initial public offering of its stock, then Physician shall, at RTS’s option exercisable within ninety (90) days following Physician’s termination, offer to sell to RTS all RTS shares which he owns at the time of termination for a purchase price equal to the fair market value at the date of Physician’s termination, as determined by an independent appraiser, selected by Employer, who is properly licensed with substantial experience in making determinations of the prevailing market value of corporations that provide physician and related services.

THE BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE NEXT PAGE IS THE SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have caused this Agreement to be made and entered into on the date last below written with the intent to be legally bound.

21ST CENTURY ONCOLOGY, INC.

By:	/s/ Daniel E. Dosoretz
DANIEL E. DOSORETZ, M.D., President

Address:	2234 Colonial Blvd.
Fort Myers, FL 33907

Date:

PHYSICIAN:

/s/ Constantine Mantz
CONSTANTINE MANTZ, M.D.

Address:

6-18-03
Date:

CONTRACT REVIEW FORM
RADIATION THERAPY SERVICES, INC.

Contract:	Physician’s Employment Agreement — Dr. Mantz

Attorney drafting agreement:	Henderson, Franklin template

Compliance reviewer’s checklist:

Reviewed to ensure that the contract meets compliance requirements.

Reviewer’s checklist:

Reviewed to ensure that the proper RTSI entity is party to the contract.	Yes
Reviewed to ensure that the term of the agreement is appropriate.	Yes
Reviewed business terms to ensure they are as negotiated.	Yes
Considered the accounting and disclosure implications of the agreement.	Yes
Approve the contract for execution.	Yes

/s/ Authorized Signatory	6/20/03
Completed by:	Date

Distribution Information:

Sent by:	CC: JOE	HAND DELIVERED

Sent via:	DENYSE	HAND DELIVERED

Date sent:	JOYCE	HAND DELIVERED

CCs to:	DR. MANTZ:	MAILED TO HIS HOME